Exhibit 15

Letter Re: Unaudited Interim Financial Information

The Board of Directors

AmSouth Bancorporation

We are aware of the incorporation by reference in Post-effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-42542) for the registration of up to 3,500,000 shares of its common stock and associated preferred stock purchase rights of our reports dated April 30, 2003, August 5, 2003, and November 10, 2003 relating to the unaudited consolidated interim financial statements of AmSouth Bancorporation which are included in its Forms 10-Q for the quarters ended March 31, 2003, June 30, 2003, and September 30, 2003.

/s/ Ernst & Young LLP

Birmingham, Alabama

December 12, 2003